SECOND AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of the 8TH day of November, 2011, to the Custody Agreement, dated as of April 6, 2011, as amended August 23, 2011 (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of Managed Portfolio Series:

Exhibit H, the New Path Tactical Allocation Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES		U.S. BANK, N.A.

By:	/s/ James R. Arnold	By:	/s/ Michael R. McVoy
Printed Name:	James R. Arnold	Printed Name:	Michael R. McVoy
Title:	President	Title:	Executive Vice President